Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-126568) of McCormick & Schmick’s Seafood Restaurants, Inc. of our report dated March 10, 2010, except for the restatement described in Note 18 to the consolidated financial statements and the matter described in the Report of Management on Internal Control over Financial Reporting as to which the date is August 20, 2010, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Portland, Oregon

August 20, 2010